Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS THIRD QUARTER RESULTS AND REVISES 2008 GUIDANCE
Tempe, AZ — November 3, 2008 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported financial GAAP and non-GAAP results for the third quarter ended September 30, 2008.
Non-GAAP Third Quarter 2008 vs. Actual Third Quarter 2007
•	Total revenues increased 59% to $132.8 million from $83.5 million;

•	Lease revenues increased 61.3% to $119.3 million from $74.0 million;

•	Lease revenues comprised 89.9% of total revenues for the current year’s third quarter and 88.6% in the 2007 third quarter;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 69.2% to $55.7 million from $32.9 million;

•	Net income was $17.1 million compared to $12.7 million, an increase of approximately 34.9%;

•	Diluted earnings per share (“EPS”) were $0.40 and $0.35 for the current and prior year’s third quarter, respectively;

•	EBITDA margin rose to 41.9% from 39.4%; and;

•	Operating margin increased to 34.7% from 32.6%.
Non-GAAP results for the current quarter exclude approximately $6.1 million of integration and merger expense the Company incurred in connection with the merger transaction with Mobile Storage Group (“MSG”) on June 27, 2008. Non-GAAP reconciliation tables are on page 6, and show the effects of integration and merger expense adjustments to comparable GAAP figures. Third quarter results include share-based compensation expenses under SFAS 123(R) of approximately $1.5 million and $1.1 million before tax, and $1.1 million and $0.7 million after tax, applicable to share-based compensation in the third quarters of 2008 and 2007, respectively.
Other Third Quarter Highlights
•	The average utilization rate was 74.8% versus 79.4% during the third quarter of 2007;

•	Yield (total lease revenues per unit on rent) was down 2.1% compared to last year’s third quarter; however, had MSG and Mobile Mini been consolidated in last year’s third quarter, yield would be 1.6% ahead in the current versus the prior year’s third quarter;

•	The lease fleet increased 73.1% to approximately 272,800 units at September 30, 2008 as compared to 157,600 units at September 30, 2007, primarily due to the merger;

•	The average number of units on rent increased 64.7% to approximately 204,900 from approximately 124,400 in the third quarter of 2007;

•	Capital expenditures were $19.4 million for the current third quarter compared to $32.1 million in the prior year’s third quarter;

•	Free cash flow, excluding two opportunistic tuck-in acquisitions in Texas and California, was $3.6 million for the current third quarter versus a $0.7 million cash requirement in the same period last year; and;

•	Funded debt to EBITDA, calculated in accordance with our revolving credit facility, was 3.98:1 at September 30, 2008.
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Mobile Mini, Inc. News Release November 3, 2008	Page 2
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “The economic slowdown in the U.S. and U.K. coupled with the credit crunch has curtailed non-residential construction activity, especially new construction, which is the primary reason why our comparable quarter revenue growth is almost entirely attributable to the merger transaction with Mobile Storage Group on June 27th. These factors, together with the lower utilization rate of the acquired MSG lease fleet, also explain why our utilization rate declined.”
Mr. Bunger went on to say, “As we indicated in our second quarter overview, we have been achieving the economic benefits of the MSG integration much sooner than we had expected, particularly a reduction in overhead and infrastructure costs at previously overlapping locations that are now combined. At the same time, we are closely examining our cost structure and have made reductions in non-essential expenses, most notably by reducing excess headcount. Although fuel costs have come down in recent weeks, they were at their highest levels during much of the third quarter. Where possible, we have been able to capture some of those costs by imposing a fuel surcharge in the U.S. in the second quarter and in the U.K. in September. In addition, we have met virtually no customer resistance from a selective price increase we enacted in the third quarter, targeting customers who have had units out on rent at a fixed rate for an extended period of time. These actions plus others have helped us achieve more operating leverage from our now larger, but leaner, organization, as evidenced by the improvement in our Non-GAAP EBITDA margin which rose to 41.9% in the current third quarter from 39.4% one year earlier.”
Mr. Bunger concluded, “Our integration team is to be commended for the speed at which they are accomplishing their mission. We realized $6.4 million of cost synergies during the third quarter and estimate that on an annualized basis, we can realize at least $30 million in merger-related cost synergies.”
Lawrence Trachtenberg, Executive Vice President & CFO pointed out, “We are keeping a tight lid on capital expenditures. This, along with lease fleet sales and disposals, has kept lease fleet utilization at respectable levels in a difficult business environment. Due to only nominal fleet purchases and maintenance expense, free cash flow for the current third quarter was $3.6 million, before the aforementioned tuck-in acquisitions, and $14.8 million through the first nine months of 2008 compared to a cash requirement of $0.7 million and $34.0 million during the third quarter and nine months ended September 30, 2007, respectively. We currently expect free cash flow to increase in subsequent quarters.”
He continued, “Utilizing free cash flow to pay down debt remains a top corporate priority. During the third quarter, we were able to reduce outstanding borrowings by more than $15.3 million, leaving us with more than $302.1 million of unused borrowing capacity under our new $900 million asset-based revolving credit facility. We generated enough cash in the first 29 days in October to reduce outstanding borrowings by $29.9 million. As was the case in the last economic downturn, smaller, undercapitalized local and regional competitors whose businesses are closely tied to the construction trades face far more difficult business challenges than Mobile Mini with our 99 branches, ability to shift fleet among branches, diverse customer profile, geographic diversity, focus on customer service and product differentiation, and financial strength. If history repeats itself, we should be able to gain market share as we have done during prior periods of economic contraction, and be in the best position to grow units on rent and yield as the economy cycles upward again.”
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Mobile Mini, Inc. News Release November 3, 2008	Page 3
Revises 2008 Guidance
Mr. Trachtenberg concluded, “As we expected, the MSG transaction was immediately accretive to earnings, excluding merger and integration costs. Despite the general economic slowdown, due to the cost synergies achieved since the merger as well as the other cost containment initiatives we have undertaken, we believe we can obtain results close to the previous Non-GAAP earnings guidance we had provided. We are adjusting our 2008 guidance to $1.45 to $1.50 in earnings per diluted share, which is achievable if we meet our revised leasing revenues target of between $382 million and $385 million and EBITDA of between $174 million and $177 million. We plan to announce revenue, EBITDA, and earnings guidance for 2009 in December or January.”
EBITDA, EBITDA margin and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, November 3rd at 5:30 pm Eastern Time. To listen to the live call, dial 706-679-0885 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of approximately 283,000 of portable storage units and portable offices with 99 branches in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding leasing revenues, EBITDA, free cash flow, earnings estimates and cost synergies, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
See Accompanying Tables

Mobile Mini, Inc. News Release November 3, 2008	Page 4
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2008	2007
	GAAP	Non-GAAP (2)	GAAP
Revenues:
Leasing	$119,323	$119,323	$73,982
Sales	12,528	12,528	8,691
Other	901	901	809

Total revenues	132,752	132,752	83,482

Costs and expenses:
Cost of sales	8,571	8,571	5,975
Leasing, selling and general expenses	68,466	68,466	44,693
Integration and merger expense (1)	6,059	—	—
Depreciation and amortization	9,705	9,705	5,581

Total costs and expenses	92,801	86,742	56,249

Income from operations	39,951	46,010	27,233

Other income (expense):
Interest income	7	7	34
Interest expense	(18,022)	(18,022)	(6,241)
Foreign currency exchange	(45)	(45)	54

Income before provision for income taxes	21,891	27,950	21,080
Provision for income taxes	8,615	10,814	8,376

Net income	13,276	17,136	12,704
Undistributed earnings attributable to preferred stock	(2,658)	(2,658)	—

Net income available to common stockholders	$10,618	$14,478	$12,704

Earnings per share:
Basic	$0.31	$0.42	$0.35

Diluted	$0.31	$0.40	$0.35

Weighted average number of common and common share equivalents outstanding:
Basic	34,174	34,174	35,996

Diluted	43,257	43,257	36,717

EBITDA	$49,618	$55,677	$32,902

1)	Integration and merger expense in 2008 represents those costs that we accrued in connection with the merger with MSG and is excluded in the Non-GAAP presentation.

2)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentation.

Mobile Mini, Inc. News Release November 3, 2008	Page 5
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)/(includes effects of rounding)

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2008	2007	2007
	GAAP	Non-GAAP (3)	GAAP	Non-GAAP (3)
Revenues:
Leasing	$262,208	$262,208	$210,397	$210,397
Sales	28,451	28,451	22,883	22,883
Other	1,719	1,719	1,472	1,472

Total revenues	292,378	292,378	234,752	234,752

Costs and expenses:
Cost of sales	19,562	19,562	15,594	15,594
Leasing, selling and general expenses	155,732	155,732	121,866	121,866
Integration and merger expense (1)	17,668	—	—	—
Depreciation and amortization	21,121	21,121	15,585	15,585

Total costs and expenses	214,083	196,415	153,045	153,045

Income from operations	78,295	95,963	81,707	81,707

Other income (expense):
Interest income	69	69	70	70
Interest expense	(30,586)	(30,586)	(18,294)	(18,294)
Debt extinguishment expense (2)	—	—	(11,224)	—
Foreign currency exchange	(53)	(53)	54	54

Income before provision for income taxes	47,725	65,393	52,313	63,537
Provision for income taxes	18,930	25,568	20,581	24,902

Net income	28,795	39,825	31,732	38,635
Undistributed earnings attributable to preferred stock	(2,288)	(2,288)	—	—

Net income available to common stockholders	$26,507	$37,537	$31,732	$38,635

Earnings per share:
Basic	$0.78	$1.10	$0.89	$1.08

Diluted	$0.77	$1.06	$0.86	$1.05

Weighted average number of common and common share equivalents outstanding:
Basic	34,124	34,124	35,818	35,818

Diluted	37,512	37,512	36,736	36,736

EBITDA	$99,432	$117,100	$97,416	$97,416

1)	Integration and merger expense in 2008 represents those costs that we accrued in connection with the merger with MSG and is excluded in the Non-GAAP presentation.

2)	Debt extinguishment expense in 2007 represents deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9 1/2% Senior Notes that we redeemed and is excluded in the Non-GAAP presentation.

3)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

Mobile Mini, Inc. News Release November 3, 2008	Page 6
Non-GAAP Reconciliation
Three Months Ended September 30, 2008
(in thousands except per share data)
(includes effects of rounding)

	Non-	Integration and
	GAAP	merger
	(3)	expense (1)	GAAP

Revenues	$132,752	$—	$132,752
EBITDA	55,677	(6,059)	49,618
Pre tax income	27,950	(6,059)	21,891
Net income	17,136	(3,860)	13,276
Diluted earnings per share	0.40	(0.09)	0.31

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration and			Debt
	Non-GAAP	merger		Non-GAAP	extinguishment
	(3)	expense(1)	GAAP	(3)	expense (2)	GAAP

Revenues	$292,378	$—	$292,378	$234,752	$—	$234,752
EBITDA	117,100	(17,668)	99,432	97,416	—	97,416
Pre tax income	65,393	(17,668)	47,725	63,537	(11,224)	52,313
Net income	39,825	(11,030)	28,795	38,635	(6,903)	31,732
Diluted earnings per share	1.06	(0.29)	0.77	1.05	(0.19)	0.86

1)	Integration and merger expense in 2008 represents those costs that we accrued in connection with the merger with MSG and is excluded in the Non-GAAP presentation.

2)	Debt extinguishment expense in 2007 represents deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 9 1/2% Senior Notes that we redeemed and is excluded in the Non-GAAP presentation.

3)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

Mobile Mini, Inc. News Release November 3, 2008	Page 7
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	September 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Cash	$4,852	$3,703
Receivables, net	68,809	37,221
Inventories	38,650	29,431
Lease fleet, net	1,096,126	802,923
Property, plant and equipment, net	91,008	55,363
Deposits and prepaid expenses	12,978	11,334
Other assets and intangibles, net	82,909	9,086
Goodwill	544,403	79,790

Total assets	$1,939,735	$1,028,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$26,694	$20,560
Accrued liabilities	97,835	38,941
Lines of credit	589,086	237,857
Notes payable	438	743
Obligations under capital leases	5,906	10
Senior notes, net	345,609	149,379
Deferred income taxes	195,084	123,471

Total liabilities	1,260,652	570,961

Commitments and contingencies

Redeemable convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 and 0 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	153,990	—

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 34,869 and 34,573 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	370	367

Additional paid-in capital	327,368	278,593
Retained earnings	242,691	213,894
Accumulated other comprehensive income	(6,036)	4,336
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	525,093	457,890

Total liabilities and stockholders’ equity	$1,939,735	$1,028,851

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.mobilemini.com